Exhibit 10.2

Master Service Agreement

This Master Service Agreement (this "Agreement") is entered into this ___ day of _________________, 200__ ("Effective Date") by and between LEVEL 3 COMMUNICATIONS, LLC ("Level 3") and VITALSTREAM, INC. ("Customer").

ARTICLE 1. DEFINITIONS

1.1    "Affiliate" shall mean an entity that now or in the future, directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the foregoing, "control" shall mean the ownership of (i) greater than fifty percent (50%) of the voting power to elect the directors of the company, or (ii) greater than fifty percent (50%) of the ownership interest in the company.

1.2    "Connection Notice" shall mean a written notice from Level 3 that the Service ordered has been installed by Level 3 pursuant to the Customer Order, and has been tested and is functioning properly.

1.3    "Customer Commit Date" shall mean the date that Service will be available to Customer, as set forth in the Customer Welcome Letter or such other written notice from Level 3 to Customer. Notwithstanding anything in this Agreement or any Customer Order to the contrary, no Customer requested date for delivery of Service will be effective unless and until confirmed in writing by Level 3 through the delivery to Customer of the Customer Commit Date.

1.4    "Customer Order" shall mean a request for Service submitted by Customer in the form designated by Level 3.

1.5    "Customer Premises" shall mean the location or locations occupied by Customer or its end users to which Service is delivered.

1.6    "Customer Welcome Letter" shall mean a written communication from Level 3 to Customer informing Customer of Level 3's acceptance of the Customer Order.

   7.    "Excused Outage" shall mean any outage, unavailability, delay or other degradation of Service related to, associated with or caused by scheduled maintenance (as described in Section 2.7 hereof), actions or inactions of Customer or its end users, Customer provided power or equipment or an event of force majeure as defined in Section 7.1

1.8    "Facilities" shall mean any property owned, licensed or leased by Level 3 or any of its Affiliates and used to deliver Service, including terminal and other equipment, conduit, fiber optic cable, optronics, wires, lines, ports, routers, switches, channel service units, data service units, cabinets, racks, private rooms and the like.

1.9    "Gateway" shall mean data center space owned or leased by Level 3 or any of its Affiliates for the purpose of, among other things, locating and colocating communications equipment.

1.10    "Local Loop" shall mean the connection between Customer Premises and a Level 3 Gateway or other Facility.

1.11    "Megabit per second" or "Mbps" shall mean a unit of data rate equal to 1 million bits per second

1.12    "Off-Net" shall mean Service that originates from or terminates to any location that is not on the Level 3 network.

1.13    "On-Net" shall mean Service that originates from and terminates to a location that is on the Level 3 network.

1.14    "Service" shall mean any Level 3 service described in a Service Schedule and identified on a particular line item of a Customer Order.

1.15    "Service Commencement Date" shall mean the first to occur of (i) the date set forth in any Connection Notice, unless Customer notifies Level 3 that the Service is not functioning properly as provided in Section 3.1 (or, if two or more Services are designated as "bundled" or as having a "sibling relationship" in any Customer Order, the date set forth in the Connection Notice for all such Services); and (ii) the date Customer begins using the Service.

1.16    "Service Levels" shall mean the specific remedies Level 3 provides regarding installation and performance of Service as set forth in the particular Service Schedule respecting the applicable Service.

1.17    "Service Schedule" shall mean a schedule attached hereto, or signed between the parties from time to time and expressly incorporated into this Agreement, setting forth terms and conditions specific to a particular Service, Facilities or other tools made available by Level 3.

1.18    "Service Term" shall mean the duration of time (measured starting on the Service Commencement Date) for which Service is ordered, as specified in the Customer Order. The Service Term shall continue on a month-to-month basis after expiration of the stated Service Term, until terminated by either party upon thirty (30) days' written notice to the other.

ARTICLE 2. DELIVERY OF SERVICE

2.1    Submission of Customer Order(s). To order any Service, Customer may submit to Level 3 a Customer Order requesting Service. The Customer Order and its backup detail must include a description of the Service, the non-recurring charges and monthly recurring charges for Service and the applicable Service Term.

2.2    Acceptance by Level 3. Upon receipt of a Customer Order, if Level 3 determines to accept the Customer Order, Level 3 will deliver a Customer Welcome Letter for the requested Service. Level 3 will become obligated to deliver any ordered Service only if Level 3 has delivered a Customer Welcome Letter for the particular Service.

2.3    Credit Approval and Deposits. Customer will provide Level 3 with credit information as requested, and delivery of Service is subject to credit approval. Although Level 3 is not (as of the Effective Date) requiring a deposit for Customer's initial Customer Order, Level 3 may require Customer to make a deposit or deliver another form of security as a condition to (a) Level 3's acceptance of any Customer Order (other than such initial Customer Order #310767); (b) Level 3's continuation of any usage-based Services exceeding Customer's then-current credit limit; and/or (c) Level 3's continuation of any non usage-based Service only in the event that (i) on two (2) or more occasions within any six (6) month period, Customer fails to make payments to Level 3 of any undisputed amount when due, or (ii) Customer has a material, negative change in financial condition (as determined by Level 3 in its reasonable discretion). Any deposit will be limited to two (2) months' estimated charges for Service and will be due upon Level 3's written request. Any deposit will be held by Level 3 as security for payment of Customer's charges. When Service to Customer is terminated, the amount of the deposit will be credited to Customer's account and any remaining credit balance will be refunded. Any deposit paid by Customer pursuant to this Section 2.3 will be held by Level 3 in accordance with the applicable law governing such deposit.

2.4    Customer Premises. Customer shall allow Level 3 access to the Customer Premises to the extent reasonably determined by Level 3 for the installation, inspection and scheduled or emergency maintenance of Facilities relating to the Service. Level 3 shall notify Customer at least two (2) business days in advance of any regularly scheduled maintenance that will require access to the Customer Premises. Customer will be responsible for providing and maintaining, at its own expense, the level of power, heating and air conditioning necessary to maintain the proper environment for the Facilities on the Customer Premises. In the event Customer fails to do so, Customer shall reimburse Level 3 for the actual and reasonable cost of repairing or replacing any Facilities damaged or destroyed as a result of Customer's failure. Customer will provide a safe place to work and comply with all laws and regulations regarding the working conditions on the Customer Premises.

2.5    Level 3 Facilities. Except as otherwise agreed, title to all Facilities shall remain with Level 3. Level 3 will provide and maintain the Facilities in good working order. Customer shall not, and shall not permit others to, rearrange, disconnect, remove, attempt to repair, or otherwise tamper with any Facilities, without the prior written consent of Level 3. The Facilities shall not be used for any purpose other than that for which Level 3 provides them. Customer shall not take any action that causes the imposition of any lien or encumbrance on the Facilities. In no event will Level 3 be liable to Customer or any other person for interruption of Service or for any other loss, cost or damage caused by or related to improper use or maintenance of the Facilities by Customer or any third party gaining access to the Facilities through Customer in violation of this Agreement, and Customer shall reimburse Level 3 for any damages incurred as a result thereof. Customer agrees (which agreement shall survive the expiration, termination or cancellation of any Customer Order) to allow Level 3 to remove the Facilities from the Customer Premises:

(A)    after termination, expiration or cancellation of the Service Term of any Service in connection with which the Facilities were used; or

(B)    for repair, replacement or otherwise as Level 3 may determine is necessary or desirable, but Level 3 will use reasonable efforts to minimize disruptions to the Service caused thereby.

2.6    Customer-Provided Equipment. Level 3 may install certain Customer-provided communications equipment upon installation of Service, but Level 3 shall not be responsible for the operation or maintenance of any Customer-provided communication equipment. Level 3 undertakes no obligations and accepts no liability for the configuration, management, performance or any other issue relating to any Customer-provided equipment used for access to or the exchange of traffic in connection with the Service.

2.7    Scheduled Maintenance. Scheduled maintenance of the Level 3 network will not normally result in Service interruption or outage. However, in the event scheduled maintenance should require a Service interruption or outage, Level 3 will exercise commercially reasonable efforts to (i) provide Customer with seven (7) days' prior written notice of such scheduled maintenance, (ii) work with Customer in good faith to attempt to minimize any disruption in Customer's services that may be caused by such scheduled maintenance, and (iii) to perform such schedule maintenance during the non-peak hours of 12:00 a.m. (midnight) until 6:00 a.m. local time.

ARTICLE 3. BILLING AND PAYMENT

3.1    Commencement of Billing. Upon installation and testing of the Service ordered in any Customer Order, Level 3 will deliver to Customer a Connection Notice. Upon receipt of the Connection Notice, Customer shall have a period of five (5) calendar days to confirm that the Service has been installed and is properly functioning. Unless Customer delivers written notice to Level 3 within such five (5) calendar day period that the Service is not installed in accordance with the Customer Order and functioning properly, billing shall commence on the applicable Service Commencement Date, regardless of whether Customer has procured services from other carriers needed to operate the Service, and regardless of whether Customer is otherwise prepared to accept delivery of ordered Service. In the event that Customer notifies Level 3 within the time period stated above that the Service is not installed and functioning properly, then Level 3 shall correct any deficiencies in the Service and deliver a new Connection Notice to Customer, after which the process stated herein shall be repeated

    3.2 Charges. The Customer Order will set forth the applicable non-recurring charges and recurring charges for the Service. Unless otherwise expressly specified in the Customer Order, any non-recurring charges shall be invoiced by Level 3 to Customer upon the Service Commencement Date. However, in the event such Service requires Level 3 to install or construct additional Facilities in the provision of the Service, such Customer Order may specify non-recurring charges that are payable by Customer in advance of the Service Commencement Date, as mutually agreed between the parties and specified in the Customer Order. If Customer requests and Level 3 approves (in its sole discretion) any changes to the Customer Order or Service after acceptance by Level 3, including, without limitation, the Customer requested date for delivery of Service or Service Commencement Date, additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Customer Order may apply.

    3.3 Payment of Invoices. Invoices are delivered monthly. Level 3 bills in advance for Service to be provided during the upcoming month, except for charges that are dependent upon usage of Service, which are billed in arrears. Billing for partial months is prorated based on a calendar month. All invoices are due thirty (30) days after the date of invoice. Unless otherwise specified on the particular invoice, all payments shall be due and payable in U.S. Dollars. Past due amounts bear interest at a rate of 1.5% per month (or the highest rate allowed by law, whichever is less) beginning from the date first due until paid in full.

3.4    Taxes and Fees. All charges for Service are exclusive of Applicable Taxes (as defined below). Except for taxes based on Level 3's net income, Customer will be responsible for all applicable taxes that arise in any jurisdiction, including, without limitation, value added, consumption, sales, use, gross receipts, excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges, however designated, imposed on, incident to, or based upon the provision, sale or use of the Service (collectively "Applicable Taxes"). If Customer is entitled to an exemption from any Applicable Taxes for a particular Service, Customer is responsible for presenting Level 3 with a valid exemption certificate (in a form reasonably acceptable to Level 3). Level 3 will give effect to any such exemption certificate on a prospective basis from and after Level 3's receipt of such exemption certificate.

3.5    Regulatory and Legal Changes. In the event of any change in applicable law, regulation, decision, rule or order that materially increases the costs or other terms of delivery of Service, Level 3 and Customer will negotiate regarding the rates to be charged to Customer to reflect such increase in cost and, in the event that the parties are unable to reach agreement respecting new rates within thirty (30) days after Level 3's delivery of written notice requesting renegotiation, then (a) Level 3 may pass such increased costs through to Customer, and (b) if Level 3 elects to pass such increased costs through to Customer, Customer may terminate the affected Service without termination liability by delivering written notice of termination no later than thirty (30) days after the effective date of the rate increase.

3.6    Disputed Invoices. If Customer reasonably disputes any portion of a Level 3 invoice, Customer must pay the undisputed portion of the invoice and submit written notice of the claim (with sufficient detail of the nature of the claim, the amount and invoices in dispute and information necessary to identify the affected Service(s)) for the disputed amount. All claims must be submitted to Level 3 in writing within ninety (90) days from the date of the invoice for those Services. Customer waives the right to dispute any charges not disputed within such ninety (90) day period. In the event that the dispute is resolved against Customer, Customer shall pay such amounts plus interest at the rate referenced in Section 3.3.

3.7    Termination Charges.

(A)    Customer may cancel a Service following Level 3's acceptance of the applicable Customer Order and prior to the Customer Commit Date upon prior written notice to Level 3 (with sufficient detail necessary to identify the affected Service). In the event that Customer does so, or in the event that the delivery of such Service is terminated by Level 3 as the result of an uncured default by Customer pursuant to Section 4.2 of this Agreement, Customer shall pay Level 3 a cancellation charge equal to the sum of:

    (i) any third party cancellation/termination charges related to the installation and/or cancellation of any Off-Net Service;

    (ii) Level 3's out of pocket costs (if any) incurred in constructing Facilities in or to the Customer Premises necessary for Service delivery;

    (iii) the non-recurring charges for any cancelled Service; and

    (iv) one (1) month's monthly recurring charges for any cancelled On-Net Service.

Customer's right to cancel any particular Service under this Section 3.7(A) shall automatically expire and shall no longer apply upon Level 3's delivery to Customer of a Connection Notice for such Service.

(B)    In addition to Customer's right of cancellation under Section 3.7(A) above, Customer may terminate Service prior to the end of the Service Term upon thirty (30) days' prior written notice to Level 3 (with sufficient detail necessary to identify the affected Service). In the event that, after either the original Customer Commit Date (if Customer requests and Level 3 agrees to a delay in delivery of a particular Service) or Customer's receipt of the Connection Notice for a particular Service (whichever occurs first) and prior to the end of the Service Term, Customer terminates Service or in the event that the delivery of Service is terminated by Level 3 as the result of an uncured default by Customer pursuant to Section 4.2 of this Agreement, Customer shall pay Level 3 a termination charge equal to the sum of:

    (i) all unpaid amounts for Service provided through the date of termination;

    (ii) any third party cancellation/termination charges related to the installation and/or termination of any Off-Net Service;

    (iii) the non-recurring charges for any cancelled Service, if not already paid;

    (iv) for any On-Net Service, the percentage of the monthly recurring charges for the terminated On-net Service calculated from the effective date of termination as (a) 100% of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 1-12 of the Service Term, plus (b) 50% of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 13 through the end of the Service Term.

(C)    The parties acknowledge that the cancellation or termination charges set forth in this Section 3.7 are a genuine estimate of the actual damages that Level 3 will suffer and are not a penalty.

3.8    Fraudulent Use of Services. Customer is responsible for all charges attributable to Customer incurred respecting the Service. In the case of usage-based Services, Customer is responsible for all usage charges even if incurred as the result of fraudulent or unauthorized use of Service; except that Customer shall not be responsible for fraudulent or unauthorized use by Level 3 or its employees.

ARTICLE 4. TERM AND TERMINATION

4.1 Term.

(A)    This Agreement shall become effective on the Effective Date and shall continue for a period of one (1) year thereafter ("Agreement Term"), unless earlier terminated as provided herein. At the end of the initial Agreement Term, the Agreement Term shall automatically renew on a month-to-month basis until terminated by either party upon thirty (30) days' prior written notice to the other party.

(B)    Except as otherwise set forth herein, Level 3 shall deliver the Service for the entire duration of the Service Term, and Customer shall pay all charges for delivery thereof through the end of the Service Term. To the extent that the Service Term for any Service extends beyond the Agreement Term, then this Agreement shall remain in full force and effect for such Service until the expiration or termination of such Service Term.

4.2    Default By Customer. If (i) Customer makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy or other insolvency protection against Customer is filed and not dismissed within sixty (60) days; (iii) Customer fails to make any payment required hereunder when due, and such failure continues for a period of five (5) business days after written notice from Level 3, or (iv) Customer fails to observe and perform any material term of this Agreement (other than payment terms) and such failure continues for a period of thirty (30) days after written notice from Level 3; then Level 3 may: (A) terminate this Agreement and any Customer Order, in whole or in part, in which event Level 3 shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Level 3 may have under this Agreement, at law or in equity.

4.3    Default By Level 3. If (i) Level 3 makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy or other insolvency protection against Level 3 is filed and not dismissed within sixty (60) days; or (iii) Level 3 fails to observe and perform any material term of this Agreement (other than as provided in Section 4.4 and Article 6) and such failure continues for a period of thirty (30) days after written notice from Customer; then Customer may: (A) terminate this Agreement and/or any Customer Order, in whole or in part, in which event Customer shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Customer may have under this Agreement, at law or in equity.

4.4 Right of Termination for Installation Delay.

(A)    In lieu of any Service Level credits for installation delays, if Level 3's installation of Service is delayed for more than thirty (30) calendar days beyond the Customer Commit Date for reasons other than an Excused Outage, Customer may terminate and discontinue the affected Service upon written notice to Level 3 and without payment of any applicable termination charge; provided such written notice is delivered prior to Level 3 delivering to Customer the Connection Notice for the affected Service.

(B)    In addition to the terms of Section 4.4(A) above and in lieu of any Service Level credits for installation delays under this Section 4.4(B), if Level 3's installation of any (3)CrossRoads® Service is delayed for more than fourteen (14) calendar days beyond the Customer Commit Date for reasons other than an Excused Outage, Customer may terminate and discontinue the affected (3)CrossRoads® Service upon written notice to Level 3 and with payment of only fifty percent (50%) of any and all applicable termination charges; provided such written notice is delivered (x) prior to Level 3 delivering to Customer the Connection Notice for the affected (3)CrossRoads® Service and (y) on or before that date occurring twenty (20)_calendar days after the Customer Commit Date for such (3)CrossRoads® Service.

(C)    This Section 4.4 shall not apply to any Service where Level 3 (or a third party contractor engaged by Level 3) is constructing Facilities in or to the Customer Premises necessary for delivery of such Service.

ARTICLE 5. LIABILITIES AND INDEMNIFICATION

5.1    No Special Damages. Notwithstanding any other provision hereof, neither party shall be liable for any damages for loss of profits, loss of revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Customer Order.

5.2    Personal Injury and Death. Nothing in this Agreement shall be construed as limiting the liability of either party for personal injury or death resulting from the negligence of a party or its employees.

5.3 Disclaimer of Warranties. LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE SCHEDULE.

5.4    Indemnification. Each party shall indemnify the other from any claims by third parties and expenses (including legal fees and court costs) respecting damage to tangible property, personal injury or death caused by such party's negligence or willful misconduct arising in connection with this Agreement.

ARTICLE 6. SERVICE LEVELS

6.1    Service Interruptions and Delivery. To report issues related to Service performance, Customer may contact Level 3 Customer Service by calling toll free in the U.S. 1-877-4LEVEL3 (1-877-453-8353) or such other numbers for Level 3 Customer Service in other countries as published on www.level3.com. In order for Level 3 to investigate any reported issues, Customer agrees to provide Level 3 with supporting information as reasonably requested by Level 3, which may include (as applicable), without limitation, circuit ID, circuit end-point(s), IP address(es), originating phone number and terminating phone number. In the event of any damages arising out of Level 3's furnishing or failure to furnish Services under this Agreement, Customer's sole remedies are contained in (a) the Service Levels applicable (if any) to the affected Service, (b) the chronic outage provision (if any) set forth in the Service Schedule applicable to the affected Service, and (c) Section 4.4 above.

6.2    Service Level Credits. In the event Level 3 does not achieve a particular Service Level in a particular month, Level 3 will issue a credit to Customer as set forth in the applicable Service Schedule upon Customer's request. Level 3's maintenance log and trouble ticketing systems will be used for calculating any Service Level events. To request a credit, Customer must contact Level 3 Customer Service or deliver a written request (with sufficient detail necessary to identify the affected Service) pursuant to Section 7.4 within sixty (60) days of the end of the month for which a credit is requested. Level 3 Customer Service may be contacted by calling toll free in the U.S. 1-877-4LEVEL3 (1-877-453-8353) or such other numbers for Level 3 Customer Service in other countries as published on www.level3.com. In no event shall the total amount of credits issued to Customer per month exceed the non-recurring charges and monthly recurring charges invoiced to Customer for the affected Service for that month.

ARTICLE 7. GENERAL TERMS

7.1    Force Majeure. Neither party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such party's reasonable control ("force majeure event"). In the event Level 3 is unable to deliver Service as a result of a force majeure event, Customer shall not be obligated to pay Level 3 for the affected Service for so long as Level 3 is unable to deliver the affected Service

7.2    Assignment and Resale. Customer may not assign its rights and obligations under this Agreement or any Customer Order without the express prior written consent of Level 3, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees. Notwithstanding any assignment by Customer, Customer shall remain liable for the payment of all charges due under each Customer Order. Customer may resell the Service to third party "end users"; provided that Customer agrees to indemnify, defend and hold Level 3 harmless from claims made against Level 3 by such end users.

7.3 Affiliates

(A)    Service may be provided to Customer pursuant to this Agreement by an Affiliate of Level 3, including, without limitation, an Affiliate authorized to provide Service in a country other than the country within which this Agreement has been executed. If a Customer Order requires the delivery of Service in a jurisdiction where, in order for such Customer Order to be enforceable against the parties, additional terms must be added, then the parties shall incorporate such terms into the Customer Order (preserving, to the fullest extent possible, the terms of this Agreement). Notwithstanding any provision of Service to Customer pursuant to this Agreement by an Affiliate of Level 3, Level 3 shall remain responsible to Customer for the delivery and performance of the Service in accordance with the terms and conditions of this Agreement.

(B)    The parties acknowledge and agree that Customer's Affiliates may purchase Service under this Agreement; provided, however, any such Customer Affiliate purchasing Service hereunder agrees that such Service is provided pursuant to and governed by the terms and conditions of this Agreement. Customer shall be jointly and severally liable for all claims and liabilities arising under this Agreement related to Service ordered by any Customer Affiliate, and any event of default under this Agreement by any Customer Affiliate shall also be deemed an event of default by Customer. Any reference to Customer in this Agreement with respect to Service ordered by a Customer Affiliate shall also be deemed a reference to the applicable Customer Affiliate.

(C)    Notwithstanding anything in this Agreement to the contrary, either party may provide a copy of this Agreement to its Affiliate or such other party's Affiliate for purposes of this Section 7.3, without notice to, or consent of, the other party.

7.4    Notices. Notices hereunder shall be in writing and sufficient and received if delivered in person, or when sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service (or First Class International Post (as applicable)), addressed as follows:

IF TO LEVEL 3:

For billing inquiries/disputes, requests for Service Level credits and/or requests for disconnection of Service (for other than default):

Level 3 Communications, LLC
1025 Eldorado Blvd.

Broomfield, Colorado 80021
Attn: Director, Billing
Facsimile: (877) 460-9867

E-mail: billing@level3.com

For all other notices:

Level 3 Communications, LLC
1025 Eldorado Blvd.
Broomfield, Colorado 80021
Attn: General Counsel
Facsimile: (720) 888-5128

IF TO CUSTOMER:

VitalStream, Inc.
One Jenner, Suite 100
Irvine, California 92618
Attn: Philip Kaplan

Facsimile: 949-453-8686

or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices shall be deemed to have been given on (i) the date delivered if delivered personally, (ii) the business day after dispatch if sent by overnight courier, (iii) the third business day after posting if sent by U.S. Postal Service (or other applicable postal delivery service), or (iv) the date of transmission if delivered by facsimile or electronic mail (or the business day after transmission if transmitted on a weekend or legal holiday). Notwithstanding the foregoing, any notices delivered by Level 3 to Customer in the normal course of provisioning of Service hereunder shall be deemed properly given if delivered via any of the methods described above or via electronic mail to the address listed on any Customer Order.

7.5    Acceptable Use Policy. Customer's use of Service shall comply with Level 3's Acceptable Use Policy and Privacy Policy, as communicated in writing to Customer from time to time and which are also available through Level 3's web site at www.level3.com. Level 3 will notify Customer of complaints received by Level 3 regarding each incident of alleged violation of Level 3's Acceptable Use Policy by Customer or third parties that have gained access to the Service through Customer. Customer agrees that it will promptly investigate all such complaints and take all necessary actions to remedy any actual violations of Level 3's Acceptable Use Policy. Level 3 may identify to the complainant that Customer, or a third party that gained access to the Service through Customer, is investigating the complaint and may provide the complainant with the necessary information to contact Customer directly to resolve the complaint. Customer shall identify a representative for the purposes of receiving such communications.

7.6    Data Protection. During the performance of this Agreement, it may be necessary for Level 3 to transfer, process and store billing and utilization data and other data necessary for Level 3's operation of its network and for the performance of its obligations under this Agreement. The transfer, processing and storing of such data may be to or from the United States. Customer hereby consents that Level 3 may (i) transfer, store and process such data in the United States; and (ii) use such data for its own internal purposes and as allowed by law. This data will not be disclosed to third parties.

7.7    Contents of Communications. Level 3 shall have no liability or responsibility for the content of any communications transmitted via the Service (except for content solely created by Level 3), and Customer shall defend, indemnify and hold Level 3 harmless from any and all claims (including claims by governmental entities seeking to impose penal sanctions) related to such content or for claims by third parties relating to Customer's use of Service. Level 3 provides only access to the Internet; Level 3 does not operate or control the information, services, opinions or other content of the Internet. Customer agrees that it shall make no claim whatsoever against Level 3 relating to the content of the Internet or respecting any information, product, service or software ordered through or provided by virtue of the Internet

7.8    Marks and Publicity.

(A)    Neither party shall have the right to use the other party's or its Affiliates' trademarks, service marks or trade names without the prior written consent of the other party. The marks used in this Agreement are either registered service marks or service marks of Level 3 Communications, Inc., its Affiliates or third parties in the United States and/or other countries.

(B)    Neither party shall issue any press release relating to any contractual relationship between Level 3 and Customer, except as may be required by law or agreed between the parties in writing.

7.9    Non-Disclosure. Any information or documentation disclosed between the parties during the performance of this Agreement shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties.

7.10    Disclosure of Customer Information. Level 3 reserves the right to provide any customer or potential customer bound by a nondisclosure agreement access to a list of Level 3's customers and a description of Service purchased by such customers. Customer consents to such disclosure, including the listing of Customer's name and Service purchased by Customer (financial terms relating to the purchase shall not be disclosed).

7.11    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, U.S.A., without regard to its choice of law rules.

7.12    Entire Agreement. This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service, which are of no further force or effect. The Service Schedules attached hereto are listed below:

Service Schedule- (3)Link® Private Line Service

Service Schedule- (3)Center® Colocation

Service Schedule- (3)Link® Cross Connect Service and

Mondo Condo Fiber Link Service

Service Schedule- Online Customer Service Center

Service Schedule- (3)FlexSM Service

Service Schedule- (3)CrossRoads® Service

All Service Schedules, whether attached hereto or executed between the parties after the Effective Date, are integral parts hereof and are hereby made a part of this Agreement.

7.13    Amendment. This Agreement, and any Service Schedule or Customer Order, may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party. Without limiting the generality of the foregoing, any handwritten changes to a Customer Order or any terms and conditions included in any Customer-provided purchase order shall be void unless acknowledged and approved in writing by a duly authorized representative of each party.

7.14    Order of Precedence. In the event of any conflict between this Agreement and the terms and conditions of any Service Schedule and/or Customer Order, the order of precedence is as follows: (1) the Service Schedule, (2) this Agreement, and (3) the Customer Order.

7.15    Survival. The provisions of this Article 7 and Articles 3, 5 and 6 and any other provisions of this Agreement that by their nature are meant to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

7.16    Relationship of the Parties. The relationship between Customer and Level 3 shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, without limitation, for federal income tax purposes.

7.17    No Waiver. No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).

7.18    Severability. If any provision of this Agreement shall be declared invalid or unenforceable under applicable law, said provision shall be ineffective only to the extent of such declaration and such declaration shall not affect the remaining provisions of this Agreement. In the event that a material and fundamental provision of this Agreement is declared invalid or unenforceable under applicable law, the parties shall negotiate in good faith respecting an amendment hereto that would preserve, to the fullest extent possible, the respective rights and obligations imposed on each party under this Agreement as originally executed.

7.19    Joint Product. The parties acknowledge that this Agreement is the joint work product of the parties. Accordingly, in the event of ambiguities in this Agreement, no inferences shall be drawn against either party on the basis of authorship of this Agreement.

7.20    Third Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any thirty party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.21    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be sufficient to bind the parties to this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.
LEVEL 3 COMMUNICATIONS, LLC ("Level 3") By Name Title	VITALSTREAM, INC. ("Customer") By Name Title

SERVICE SCHEDULE

(3)LINK® PRIVATE LINE SERVICE

1.    Applicability. This Service Schedule is applicable only where Customer orders (3)Link® Private Line Service.

2.    Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

(A) "Protected" shall mean any Service that includes a protection scheme that allows traffic to be re-routed in the event of a fiber cut or equipment failure.

(B)    "Submarine" shall mean any Service that transits any portion of Level 3's trans-oceanic network.

(C)    "Terrestrial" shall mean any Service that generally transits Level 3's land-based network (with limited water crossings, including, without limitation, bay and channel crossings) and does not in any way transit Level 3's trans-oceanic network.

(D)    "Unprotected" shall mean any Service that does not include a protection scheme that would allow traffic to be re-routed in the event of a fiber cut or equipment failure.

3.    Service Description. (3)Link® Private Line Service is a dedicated, non-switched, point to point circuit between two (2) specified locations.

4.    Services from Others. Where necessary for the interconnection of (3)Link® Private Line Service with services provided by others, Customer will provide Level 3 with circuit facility assignment information, firm order commitment information and the design layout records necessary to enable Level 3 to make the necessary cross-connection between the (3)Link® Private Line Service and Customer's designated carrier. Any delay by Customer in providing such information to Level 3 may delay Level 3's provision of the necessary cross-connection. Notwithstanding any such delay in the provision of the cross-connection, billing for the (3)Link® Private Line Service shall commence on the Service Commencement Date. Level 3 may charge Customer non-recurring and monthly recurring cross-connect fees to make such connection.

5.    Connection to Customer Premises.

(A)    Where (3)Link® Private Line Service is being terminated Off-Net at the Customer Premises through an Off-Net Local Loop to be provisioned by Level 3 on behalf of Customer, the charges set forth in the Customer Order for such (3)Link® Private Line (Off-Net) Service assumes that such (3)Link® Private Line (Off-Net) Service will be terminated at a pre-established demarcation point or minimum point of entry (MPOE) in the building within which the Customer Premises is located, as determined by the local access provider. Level 3 may charge Customer additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Customer Order for such (3)Link® Private Line (Off-Net) Service where the local access provider determines that it is necessary to extend the demarcation point or MPOE through the provision of additional infrastructure, cabling, electronics or other materials necessary to reach the Customer Premises. Level 3 will notify Customer of any additional non-recurring charges and/or monthly recurring charges as soon as practicable after Level 3 is notified by the local access provider of the amount of such charges.

(B)    In addition, where (3)Link® Private Line Service is being terminated Off-Net at the Customer Premises through an Off-Net Local Loop to be provisioned by Level 3 on behalf of the Customer, the charges and the Service Term set forth in the Customer Order for such (3)Link® Private Line (Off-Net) Service assumes that such (3)Link® Private Line (Off-Net) Service can be provisioned by Level 3 through the local access provider selected by Level 3 (and/or Customer) for the stated Service Term. In the event Level 3 is unable to provision such (3)Link® Private Line (Off-Net) Service through the selected local access provider or the selected local access provider requires a longer Service Term than that set forth in the Customer Order, Level 3 reserves the right, regardless of whether Level 3 has accepted the Customer Order, to suspend provisioning of such (3)Link® Private Line (Off-Net) Service and notify Customer in writing of any additional non-recurring charges, monthly recurring charges and/or Service Term that may apply. Upon receipt of such notice, Customer will have five (5) business days to accept or reject such changes. If Customer does not respond to Level 3 within the five (5) business day period, such changes will be deemed rejected by Customer. In the event Customer rejects the changes (whether affirmatively or through the expiration of the five (5) business day period), the affected (3)Link® Private Line (Off-Net) Service will be cancelled without cancellation or termination liability of either party.

6.    (3)HubSM Private Line Service.

(A)    (3)Link® Private Line Service is also available configured as (3)HubSM Private Line Service. (3)HubSM Private Line Service is comprised of (i) a single (3)Link® Private Line Service between two (2) locations (such single (3)Link® Private Line Service is sometimes referred to as the (3)HubSM Private Line Facility); and (ii) one or more individual (3)Link® Private Line Service(s) within the (3)HubSM Private Line Facility (such individual (3)Link® Private Line Services are each sometimes referred to as a (3)HubSM Private Line Circuit). (3)HubSM Private Line Circuits will have equal or less capacity than the (3)HubSM Private Line Facility. The (3)Link® Private Line Service(s) comprising any (3)HubSM Private Line Service shall be configured as specified in the applicable Customer Order.

(B)    Notwithstanding any terms and conditions in the Agreement or this Service Schedule to the contrary, Customer may not terminate a (3)HubSM Private Line Facility regardless of cause without either (i) terminating all (3)HubSM Private Line Circuit(s) within such (3)HubSM Private Line Facility and paying all applicable termination charges related thereto; and/or (ii) converting all (3)HubSM Private Line Circuits comprising such (3)HubSM Private Line Facility into stand-alone (3)Link® Private Line Service(s) (without changing the end-point locations) at Level 3's then standard charges for the remainder the applicable Service Term.

7.    Service Levels.

(A)    Installation Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)Link® Private Line Service on or before the Customer Commit Date specified for the particular (3)Link® Private Line Service. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer's request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)Link® Private Line Service for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the non-recurring charges ("NRC") and/or monthly recurring charges ("MRC") for the affected (3)Link® Private Line Service as set forth in the following table:

For any (3)Link® Private Line (On-Net) Service:

Installation Delay Beyond Customer Commit Date	Service Level Credit
1 - 5 business days	Amount of NRC
6 - 20 business days	Amount of NRC plus charges for one (1) day of the MRC for each day of delay
21 business days or greater	Amount of NRC plus one (1) months' MRC

For any (3)Link® Private Line (Off-Net) Service:

Installation Delay Beyond Customer Commit Date	Service Level Credit
1 - 15 business days	No Credit
16 - 30 business days	Amount of NRC
31 business days or greater	Amount of NRC plus one (1) months' MRC

(B)    Availability Service Level for Protected (3)Link® Private Line Service. The Availability Service Level for Protected (3)Link® Private Line Service is 99.99% for Protected Terrestrial (3)Link® Private Line (On-Net) Service, 99.9% for Protected Submarine (3)Link® Private Line (On-Net) Service, and 99.9% for Protected Terrestrial (3)Link® Private Line (Off-Net) Service. In the event that any Protected (3)Link® Private Line Service becomes unavailable (as defined below) for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the MRC for the affected Protected (3)Link® Private Line Service based on the cumulative unavailability of the affected Protected (3)Link® Private Line Service in a given calendar month as set forth in the following table.

For any Protected (3)Link® Private Line (On-Net) Service:

Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
00:00:01 - 00:05:00	No Credit
00:05:01- 00:45:00	5%
00:45:01- 04:00:00	10%
04:00:01 - 08:00:00	20%
08:00:01 -12:00:00	30%
12:00:01 -16:00:00	40%
16:00:01 - 24:00:00	50%
24:00:01 or greater	100%

For any Protected Terrestrial (3)Link® Private Line (Off-Net) Service:

Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
00:00:01- 00:45:00	No Credit
00:45:01- 04:00:00	5%
04:00:01 - 08:00:00	10%
08:00:01 -12:00:00	20%
12:00:01 -16:00:00	30%
16:00:01 - 24:00:00	40%
24:00:01 or greater	100%

For purposes of this Section 7(B) and Section 7(C) below, "unavailable" or "unavailability" means the duration of a break in transmission measured from the first of ten (10) consecutive severely erred seconds ("SESs") on the affected (3)Link® Private Line Service until the first of ten (10) consecutive non-SESs. An SES is a second with a bit error ratio of greater than or equal to 1 in 1000.

(C) Availability Service Level for Unprotected (3)Link® Private Line Service. In the event that any Unprotected (3)Link® Private Line Service becomes unavailable (as defined in Section 7(B) above) for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the MRC for the affected Unprotected (3)Link® Private Line Service based on the cumulative unavailability for the affected Unprotected (3)Link® Private Line Service in a given calendar month as set forth in the following table:

For any Unprotected (3)Link® Private Line (On-Net) Service:

Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
0:00:01 - 6:00:00	No Credit
6:00:01 - 8:00:00	5%
8:00:01 - 10:00:00	10%
10:00:01 - 12:00:00	15%
12:00:01 or greater	20%

For any Unprotected Terrestrial (3)Link® Private Line (Off-Net) Service:

Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
0:00:01 - 30:00:00	No Credit
30:00:01 - 36:00:00	2.5%
36:00:01 - 42:00:00	5%
42:00:01 or greater	7.5%

(D)    Off-Net Service Limitations. The Service Levels set forth in this Section 7 and the rights of termination pursuant to Section 4.4 of the Agreement respecting (3)Link® Private Line (Off-Net) Service shall only apply to Terrestrial (3)Link® Private Line (Off-Net) Service with end point locations in the United States and/or the European Union. For any other Off-Net Local Loop Service or (3)Link® Private Line (Off-Net) Service provisioned by Level 3 through a third party carrier for the benefit of Customer and not otherwise covered by this Section 7, Level 3 will pass-through to Customer any service levels and associated credits (or other express remedies) (if applicable) provided to Level 3 by the applicable third party carrier.

8.    Chronic Outage. Customer may elect to terminate an affected On-Net (3)Link® Private Line Service prior to the end of the Service Term without termination liability if, for reasons other than an Excused Outage,

    (1) For Protected On-Net (3)Link® Private Line Service, such Protected On-Net (3)Link® Private Line Service is unavailable (as defined in Section 7(B) above) for four (4) or more separate occasions of more than two (2) hours each OR for more than twenty four (24) hours in the aggregate in any calendar month; or

    (2) For Unprotected On-Net (3)Link® Private Line Service, such Unprotected On-Net (3)Link® Private Line Service is unavailable (as defined in Section 7(B) above) for three (3) or more separate occasions of more than twelve (12) hours each OR for more than forty two (42) hours in the aggregate in any calendar month.

Customer may only terminate such On-Net (3)Link® Private Line Service that is unavailable as described above, and must exercise its right to terminate the affected On-Net (3)Link® Private Line Service under this Section, in writing, within thirty (30) days after the event giving rise to a right of termination hereunder, which termination will be effective as set forth by Customer in such notice of termination. Except for any credits that have accrued pursuant to Section 7, this Section 8 sets forth the sole remedy of Customer for chronic outages or interruptions of any (3)Link® Private Line Service.

SERVICE SCHEDULE

(3)CENTER® COLOCATION

1.    Applicability. This Service Schedule is applicable only where Customer orders Colocation Space and associated services (i.e., power and (3)TechSM Service).

2.    Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

(A)    "Colocation Area" shall mean the location within a Gateway in which Colocation Space ordered by Customer is located.

(B)    "Colocation Space" shall mean the location(s) within the Colocation Area of a Level 3 Gateway where Customer is permitted to colocate communications equipment pursuant to a Customer Order accepted by Level 3.

(C)    "(3)TechSM Service" shall mean Level 3 technician services, which may include, without limitation, (i) basic on-site, on demand first-line maintenance and support, including power cycling equipment, and (ii) scheduled support, maintenance, installation and removal of equipment, cabling and other related support services, consistent with Level 3's then current written (3)TechSM Service Description, as amended by Level 3 from time to time, a copy of which shall be made available to Customer upon request. (3)TechSM Service was sometimes previously referred to as Remote Hands, Scheduled Support and Installation and/or Field Technical Services (FTS).

3.    Service Description. (3)Center® Colocation is Colocation Space within a Gateway licensed to Customer for purpose of colocating communications equipment.

4.    Grant of License. Customer is granted the right to occupy the Colocation Space identified in a Customer Order during the Service Term, except as otherwise provided in the Agreement and this Service Schedule. Level 3 retains the right to access any Colocation Space for any legitimate business purpose at any time.

5.    Use of Colocation Space. Customer shall be permitted to use the Colocation Space only for placement and maintenance of communications equipment. Customer may access the Colocation Space (and the Gateway and Colocation Area for the sole purpose of accessing the Colocation Space) twenty four (24) hours per day, seven (7) days per week, subject to any and all rules, regulations and access requirements imposed by Level 3 governing such access.

6.    Level 3 Maintenance. Level 3 shall perform janitorial services, environmental systems maintenance, power plant maintenance and other actions as are reasonably required to maintain the Colocation Area in which the Colocation Space is located in a condition that is suitable for the placement of communications equipment. Level 3 shall maintain the Colocation Area in which the Colocation Space is located (but shall not be obligated to maintain the Colocation Space itself) with a relative humidity in the range of 50% ( + or - 10%) and a maximum ambient air temperature of 78 degrees Fahrenheit (26 degrees Celsius). Customer shall maintain the Colocation Space in an orderly and safe condition, and shall return the Colocation Space to Level 3 at the conclusion of the Service Term set forth in the Customer Order in the same condition (reasonable wear and tear excepted) as when such Colocation Space was delivered to Customer. EXCEPT AS EXPRESSLY STATED HEREIN OR IN ANY CUSTOMER ORDER, THE COLOCATION SPACE SHALL BE DELIVERED AND ACCEPTED "AS IS" BY CUSTOMER, AND NO REPRESENTATION HAS BEEN MADE BY LEVEL 3 AS TO THE FITNESS OF THE COLOCATION SPACE FOR CUSTOMER'S INTENDED PURPOSE.

7.    Release of Landlord. If and to the extent that Level 3's underlying leases so require (but only if they so require) Customer hereby agrees to release Level 3's landlord (and its agents, subcontractors and employees) from all liability relating to Customer's access to the Gateway and the Colocation Area and Customer's use and/or occupancy of the Colocation Space.

8.    Security. Level 3 will provide and maintain in working condition card reader(s), scanner(s) and/or other access device(s) as selected by Level 3 for access to the Colocation Area of a Gateway. Customer shall under no circumstances "prop open" any door to, or otherwise bypass the security measures Level 3 has imposed for access to, the Colocation Area. Level 3 will provide a locking device on Customer's Colocation Space, which Customer shall be solely responsible for locking and/or activating such device. In the event that unauthorized parties gain access to the Gateway, Colocation Area and/or the Colocation Space through access cards, keys or other access devices provided to Customer, Customer shall be responsible for any damages caused by such parties. Customer shall be responsible for the cost of replacing any security devices lost or stolen after delivery thereof to Customer. In the event Customer has reason to believe that an unauthorized party has gained access to the Colocation Space, Level 3 will, at Customer's request, make video surveillance records of the Colocation Area reasonably available to Customer for viewing by Customer in the presence of a Level 3 employee. In addition, Level 3 will provide Customer with a copy of the access logs for the Colocation Area and/or the Gateway, as applicable, upon Customer's prior written request.

9.    Prohibited Activities. Customer shall abide by any posted or otherwise communicated rules relating to use of, access to, or security measures respecting the Gateway, Colocation Area and/or the Colocation Space. Customer's rights of access and use will be immediately terminated in the event Customer or any of its agents or employees are in Level 3's Gateway with any firearms, illegal drugs, alcohol or are engaging in any criminal activity, eavesdropping or foreign intelligence. Persons found engaging in any such activity or in possession of the aforementioned prohibited items will be immediately escorted from the Gateway.

10.    Termination of Use. Level 3 shall have the right to terminate Customer's use of the Colocation Space or the Service delivered therein in the event that: (a) Level 3's rights to use the Gateway terminates or expires for any reason; (b) Customer is in default hereof; (c) Customer makes any material alterations to the Colocation Space without first obtaining the written consent of Level 3; or (d) Customer allows personnel or contractors to enter the Gateway, Colocation Area and/or the Colocation Space who have not been approved by Level 3 in advance. With respect to items (b), (c) and (d), unless (in Level 3's opinion) Customer's actions interfere or have the potential to interfere with other Level 3 customers, Level 3 shall provide Customer a written notice and a ten (10) day opportunity to cure before terminating Customer's rights to the Colocation Space.

11.    Removal of Equipment. Within two (2) days following the expiration or termination of the Service Term for any Colocation Space, Customer shall remove all Customer equipment from the Colocation Space. In the event Customer fails to remove the equipment within such two (2) day period, Level 3 may disconnect, remove and dispose of Customer's equipment without prior notice. Customer shall be responsible for any costs and expenses incurred by Level 3, or its agent, representative or contractor, resulting from disconnection, removal, disposal and storage of Customer's equipment, for which Customer agrees to pay such costs and expenses and all other charges due and owing by Customer to Level 3 under the Agreement prior to Level 3 returning any Customer equipment still in Level 3's possession. Level 3 shall not be liable for any loss or damage incurred by Customer arising out of Level 3's disconnection, removal, storage or disposal of Customer's equipment.

12.    Sublicenses. Customer may sublicense the use of Colocation Space under the following conditions: (a) all proposed sublicensees must be approved in writing by Level 3 in Level 3's sole discretion, except Customer may sublicense the use of the Colocation Space to an Affiliate of Customer upon prior written notice to Level 3; (b) Customer hereby guarantees that all such parties shall abide by the terms of the Agreement, this Service Schedule and the applicable Customer Order; (c) Customer shall indemnify, defend and hold Level 3 harmless from all claims brought against Level 3 arising from any act or omission of any sublicensee or its agents; and (d) any such party shall be considered Customer's agent and all of such party's acts and omissions shall be attributable to Customer for the purposes of the Agreement and this Service Schedule. In the event Customer sublicenses use of the Colocation Space without Level 3's prior written approval, Level 3 may upon ten (10) days' prior written notice reclaim the sublicensed portion of the Colocation Space. Customer shall surrender such reclaimed Colocation Space and shall be subject to termination charges associated with the reclaimed Colocation Space as provided in Section 3.7 of the Agreement. No refunds shall be made to Customer regarding reclaimed Colocation Space.

13.    Changes.

(A)    Level 3 reserves the right to change (at Level 3's cost) the location or configuration of the Colocation Space licensed to Customer within the Level 3 Gateway; provided that Level 3 shall not arbitrarily require such changes. Level 3 and Customer shall work in good faith to minimize any disruption in Customer's services that may be caused by such changes in location or configuration of the Colocation Space.

(B)    Notwithstanding anything in Section 3.1 of the Agreement to the contrary and unless otherwise agreed in writing by the parties, in the event any Customer Order for Colocation Space is altered (including, without limitation, any changes in the configuration or build-out of the Colocation Space) at Customer's request after Customer's submission and Level 3's acceptance of such Customer Order that results in a delay of Level 3's delivery of such Colocation Space to Customer, billing for such Colocation Space shall commence no later than the original Customer Commit Date.

14.    Insurance. Prior to storage of equipment or occupancy by Customer of any Colocation Space and during the Service Term, Customer shall procure and maintain the following minimum insurance coverage: (a) Workers' Compensation in compliance with all applicable statutes of appropriate jurisdiction (including Employer's Liability with limits of $500,000 each accident); (b) Commercial General Liability with combined single limits of $1,000,000 each occurrence; and (c) "All Risk" Property insurance covering all of Customer's personal property located in the Gateway. Customer acknowledges that it retains the risk of loss for, loss of (including, without limitation, loss of use), or damage to, Customer equipment and other personal property located in the Level 3 Gateway. Customer further acknowledges that Level 3's insurance policies do not provide coverage for Customer's personal property located in the Level 3 Gateway. Customer shall, at its option, maintain a program of property insurance or self-insurance covering loss of or damage to its equipment and other personal property located in the Level 3 Gateway. Customer's Commercial General Liability policy shall be endorsed to show Level 3 (and any underlying property owner, as requested by Level 3) as an additional insured. Customer shall waive and/or cause its insurance carriers to waive all rights of subrogation against Level 3, which will include, without limitation, an express waiver in all insurance policies. Customer shall furnish Level 3 with certificates of insurance demonstrating that Customer has obtained the required insurance coverages prior to use of the Colocation Space or the storage of equipment in the Gateway. Such certificates shall contain a statement that the insurance coverage shall not be materially changed or cancelled without at least thirty (30) days' prior written notice to Level 3. Customer shall require any contractor, customer or other third party entering the Gateway on Customer's behalf to procure and maintain the same types, amounts and coverage extensions as required of Customer above.

15.    (3)TechSM Service.

(A)    Level 3 may provide (3)TechSM Service on Customer's equipment within the Colocation Space from time to time as mutually agreed between the parties. Customer may order (3)TechSM Service by contacting Level 3 Customer Service or such other means as Level 3 may make available from time to time. For (3)TechSM Service that is scheduled support beyond the basic on-site, on-demand first-line maintenance and support, Level 3 shall not be obligated to perform such (3)TechSM Service until a scope of such (3)TechSM Service to be provided has been mutually agreed by the parties in writing. Upon Level 3's acceptance of such order (and the parties' execution of a scope document, if required), Level 3 will perform the (3)TechSM Service in accordance with Customer's directions. Unless otherwise agreed between the parties, pricing for (3)TechSM Service shall be at Level 3's then current rates.

(B)    ANY (3)TECHSM SERVICE IS PROVIDED ON AN 'AS-IS' BASIS AND LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

(C)    As part of any (3)TechSM Service, under no circumstances will Level 3 be responsible for performing any warranty-affecting work, and Level 3 shall not be liable to Customer or any third party to the extent any work performed violates and/or voids, in whole or in part, any equipment, software and/or manufacturer's warranty. Notwithstanding any provision in this Service Schedule or the Agreement to the contrary but subject to Section 19(C) below, Level 3's cumulative liability for damages arising out of or related to Level 3's performance or failure to perform any (3)TechSM Service will be limited to direct damages in an amount not to exceed the total fees paid by Customer to Level 3 for the particular (3)TechSM Service giving rise to the liability.

16.    Storage of Customer Equipment. Level 3 may, at its option, agree to store equipment that Customer intends to colocate in Customer's Colocation Space for not more than forty five (45) days prior to the applicable Customer Commit Date. Storage of such equipment is purely incidental to the Service ordered by Customer and Level 3 will not charge Customer a fee for such storage. No document delivered as part of such storage shall be deemed a warehouse receipt. Absent Level 3's gross negligence or intentional misconduct, Level 3 shall have no liability to Customer or any third party arising from such storage. In the event Customer stores equipment for longer than forty five (45) days, Level 3 may, but shall not be obligated to, return Customer's equipment to Customer without liability, at Customer's sole cost and expense.

17.    Promotional Signage. Customer may display a single promotional sign with Customer's name and/or logo on the outside of any Customer Colocation Space; provided such signage does not exceed 8 inches by 11 inches. All other promotional signage is prohibited.

18.    Power.

(A)    Unless otherwise agreed between the parties, the pricing for power shall be on a breakered amp load basis.

(B)    The standard available power in any Colocation Space is 180 watts/square foot (1800 watts/square meter) of breakered power. Any additional power required by Customer is subject to prior written approval by Level 3.

(C)    In the event the power utility increases the price paid by Level 3 for power provided to any Colocation Space, Level 3 may pass-through to Customer such price increase upon prior written notice to Customer.

19.    Service Levels.

(A)    Installation Service Level. This Installation Service Level applies to cabinet and private suite Colocation Space ordered in a Gateway. Level 3 will exercise commercially reasonable efforts to install any Colocation Space on or before the Customer Commit Date specified for such Colocation Space. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer, Customer Orders that are altered at Customer's request after submission and acceptance by Level 3, or Customer Orders that require Level 3 to configure Colocation Space to specifications other than Level 3's standard specifications for Colocation Space (such standard specifications shall be made available to Customer upon request). In the event Level 3 does not meet this Installation Service Level for a particular Colocation Space for reasons other than an Excused Outage, Customer will be entitled to a service credit equal to the charges for one (1) day of the monthly recurring charges ("MRC") for the affected Colocation Space for each day of delay, up to a monthly maximum credit of four (4) days.

(B)    Power Service Level. In the event of any outage of Level 3 provided power to the Colocation Space for reasons other than Customer actions or omissions, Customer will be entitled to receive a service credit equal to the charges for one (1) day of the MRC for the affected Colocation Space (with a maximum of a one (1) day credit for all outages in any twenty four (24) hour period).

(C)    (3)TechSM Service Response Time Service Level. The Response Time Service Level for (3)TechSM Service for basic on-site, on-demand first-line maintenance and support is as set forth below. This Response Time Service Level shall not apply to any (3)TechSM Service that is for scheduled support, maintenance, installation or removal. This Response Time Service Level is measured from the time Level 3 Customer Service receives and logs Customer's (3)TechSM Service request with all of the necessary information requested by Level 3 Customer Service, until a Level 3 technician is dispatched in response to the particular request. In the event Level 3 does not meet the following Response Time Service Level for reasons other than an Excused Outage, Customer will be entitled to a service credit equal to the charges for one (1) day of the MRC for the affected Colocation Space (with a maximum of a one (1) day credit for all instances of delay in any twenty four (24) hour period, with a total monthly maximum credit of seven (7) days):

Service Level
Hours of Operation	Response Time
Normal Level 3 business hours of operation (M-F) for the particular Gateway	30 minutes
Off-hours, holidays & weekends	2 hours

SERVICE SCHEDULE

(3)LINK® CROSS CONNECT SERVICE and MONDO CONDO FIBER LINK SERVICE

1.    Applicability. This Service Schedule is applicable only where Customer orders (3)Link® Cross Connect Service and/or Mondo Condo Fiber Link Service.

2.    Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

3.    Service Description. (3)Link® Cross Connect Service is copper or fiber optic cabling cross-connected between Level 3 provided (3)Center® Colocation (cabinets and/or suites), other Level 3 provided Service or Facilities and/or third party provided services or facilities that terminate within the Level 3 Gateway. Mondo Condo Fiber Link Service is fiber optic cabling that provides connectivity between the Level 3 Mondo Condo facility and the Level 3 Gateway in the same metropolitan area. Mondo Condo Fiber Link Service can provide connectivity between Level 3 provided (3)Center® Colocation (cabinets and/or suites) within a Level 3 Mondo Condo facility and the Level 3 Gateway, Level 3 provided dark fiber and/or third party provided services or facilities that terminate within a Level 3 Gateway.

4.    Interconnection. Unless otherwise agreed between the parties, any (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service will be interconnected to a Level 3 provided panel within the Level 3 Gateway (and not directly to Customer provided equipment or facilities). Upon request of Customer at the time of submission of the applicable Customer Order, Level 3 will interconnect such (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service directly to Customer provided equipment or facilities within the Level 3 Gateway; provided, however, Level 3 shall not be liable to Customer or any third party for any loss or damage to such Customer provided equipment or facilities arising out of such direct interconnection.

5.    Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)Link® Cross Connect Service and any Mondo Condo Fiber Link Service on or before the Customer Commit Date specified for the particular (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service (as the case may be). This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer's request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service (as the case may be) for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the non-recurring charges ("NRC") and/or monthly recurring charges ("MRC") for the affected (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service (as the case may be) as set forth in the following tables:

For (3)Link® Cross Connect Service:

Installation Delay Beyond Customer Commit Date	Service Level Credit
1 - 5 business days	Amount of NRC
6 - 20 business days	Amount of NRC plus charges for one (1) day of the MRC for each day of delay
21 + business days	Amount of NRC plus one (1) months' MRC

For Mondo Condo Fiber Link Service:
Installation Delay Beyond Customer Commit Date	Service Level Credit
15 - 30 business days	Amount of NRC
31 + business days	Amount of NRC plus one (1) months' MRC

SERVICE SCHEDULE

ONLINE CUSTOMER SERVICE CENTER

1.    Applicability. This Service Schedule is applicable only to Customer's access to and use of Level 3's Online Customer Service Center (the "Online CSC System").

2.    Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

3.    Description. The Online CSC System is an online Customer Service Center that provides Customer with reporting, pricing, availability, and other order information (specific to Customer) for Service ordered under the Agreement.

4.    Authorized Users.

(A)    Customer may enroll for access to the Online CSC System by signing and returning a completed Authorized User Access Form as designated by Level 3, a copy of which is available from Level 3 upon request, for each individual who is authorized to access and use the Online CSC System on behalf of Customer (each an "Authorized User"). Customer shall have the right to add or delete Authorized Users or change the access rights and authority of any Authorized User from time to time at Customer's discretion by submission to Level 3 of the appropriate form(s) designated by Level 3 and available upon request. Level 3 will send written confirmation (via e-mail) of its receipt of such written request, and will implement such additions, deletions or changes by close of business on the second (2nd) business day after receipt of such written request.

(B)    Customer agrees that the person using the Online CSC System username and password is the Authorized User assigned to that username and password, and has the access rights and authority to bind Customer consistent with the access rights and authority assigned by Customer to that Authorized User in the applicable Authorized User Access Form.

(C)    Customer shall be responsible for the confidentiality and use of all Online CSC System user name(s), password(s) and other security data, methods and devices provided by Level 3 to Customer for use by Authorized Users. Customer shall be responsible for the cost of replacing any security devices lost or stolen after delivery by Level 3 to Customer. Customer shall immediately notify Level 3 if there is any unauthorized use of Customer's username(s), password(s) and other security data, methods or devices.

5.    Additional Terms and Conditions. Customer agrees to be bound by any additional terms and conditions displayed on the Online CSC System and agreed (or accepted) by Customer that may be applicable to any Service or Customer Order submitted via the Online CSC System.

6.    Changes, Suspension or Termination of the Online CSC System. Level 3 may, at any time and without notice, change, modify and/or alter the Online CSC System, including, without limitation, the functionality of the Online CSC System and the Service available for ordering by Customer therein; provided, however, that Level 3 shall use commercially reasonable efforts to notify Customer of such changes, additions or deletions. In addition, Level 3 may, without cause, suspend or terminate Customer's access to the Online CSC System or otherwise discontinue the Online CSC System, in whole or in part, upon written notice to Customer.

7.    Proprietary Rights. Customer agrees that Level 3's Online CSC System is the property of Level 3. Customer agrees not to use Level 3's Online CSC System other than for its intended use and, in no event, shall Customer provide access to the Online CSC System to any person other than an Authorized User.

8.    Ordering Service Through the Online CSC System. This Section 8 shall be applicable to Customer's submission of Customer Orders and/or reservations for Service to Level 3 via the Online CSC System.

(A)    Without limiting the generality of Section 4(B) above, Customer acknowledges and agrees that any Customer Order for Service submitted via the Online CSC System by an Authorized User with Customer Order submission authority shall constitute a valid and binding Customer Order of Customer (subject to the same terms and conditions for all Customer Orders under the Agreement), and Customer shall be responsible for any and all charges associated with such Customer Order.

(B)    Level 3 shall confirm the submission of a Customer Order by forwarding to Customer via e-mail a "Confirmation" or "Rejection" of the Customer Order within one (1) business day of receipt of the Customer Order via the Online CSC System. In the event Customer does not receive either a Confirmation or Rejection within such time frame, Customer should contact its Level 3 account representative. Notwithstanding the terms of Section 2.2 of the Agreement, Level 3's delivery of the Confirmation shall constitute Level 3's acceptance of any Customer Order submitted via the Online CSC System, and shall create a binding obligation on the part of the parties respecting the Service referenced in the Confirmation. If the Confirmation incorrectly states any of the terms that Customer believes are applicable to its Customer Order, Customer shall deliver written notice of its objection to the Confirmation within two (2) business days following Level 3's delivery of the Confirmation. In the event that an objection to a Confirmation is delivered to Level 3 within such two (2) business day period, then the parties shall confer in an effort to resolve such objection.

(C)    Both Customer and Level 3 agree that the electronic order process (as more particularly described in this Section 8) within the Online CSC System creates a valid and binding Customer Order between Level 3 and Customer.

(D)    In the event that Customer determines through the Online CSC System that certain Service is then available but Customer does not desire to submit a Customer Order for such Service, Customer may be permitted to reserve such Service for a period of time in accordance with the reservation terms and conditions displayed on the Online CSC System.

SERVICE SCHEDULE

(3)CROSSROADS® SERVICE

1.    Applicability. This Service Schedule is applicable only where Customer orders (3)CrossRoads® Service.

2.    Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

(A)    "Back-Up Port" shall mean any (3)CrossRoads® Service port other than the Primary Port that is configured to send/receive traffic only in the event that the applicable Primary Port becomes unavailable to send or receive traffic. The Back-Up Port must be identified as such in the Customer Order and provisioned on a Level 3 router or switch (within the same Level 3 Facility) that is separate from the Primary Port.

(B)    "Committed Data Rate" shall mean the minimum data rate committed by Customer and set forth in the Customer Order (expressed in Megabits per second (Mbps)).

(C)    "IP Fiber Extension" shall mean a dark fiber local access solution for (3)CrossRoads® Service between the Level 3 Gateway and the Customer Premises (or such other point of interconnection) in which unprotected IP service is delivered using Level 3 Facilities and Customer facilities, as mutually agreed between the parties. Level 3 shall, in its sole discretion, determine whether Customer may utilize an IP Fiber Extension under this Service Schedule, or must obtain dark fiber pursuant to a separate dark fiber Service Schedule to be executed by the parties.

(D)    "Off-Net Send Traffic" shall mean Send Traffic that terminates to any location that is not on the Level 3 network.

(E)    "On-Net Intracity Send Traffic" shall mean On-Net Send Traffic that does not transit Level 3's long haul transmission facilities.

(F)    "On-Net Send Traffic" shall mean Send Traffic that terminates to a location that is on the Level 3 network.

(G)    "Primary Port" shall mean any (3)CrossRoads® Service port that is configured to send/receive Customer's (3)CrossRoads® Service traffic during normal network operations, as identified in the applicable Customer Order.

(H)    "Receive Traffic" shall mean traffic from any origination point that is received by Customer from the Level 3 network.

(I)    "Send Traffic" shall mean traffic from any origination point that is sent by Customer onto the Level 3 network.

3.    Service Description. (3)CrossRoads® Service is an IP transit service (including dedicated IP access port(s)) providing access to the Level 3 IP network and the global Internet. (3)CrossRoads® Service is available through Serial/POS and Ethernet interfaces. (3)CrossRoads® Service is available in a "Standard" configuration or a "Protected" configuration. Standard (3)CrossRoads® Service is configured with a single Primary Port and no Backup Port. Protected (3)CrossRoads® Service is configured with both a Primary Port and a Backup Port.

4.    Charges. Customer may elect to be billed based on a Committed Data Rate, through Destination Sensitive Billing, or at a Fixed Rate. The manner of billing selected will be set forth in each Customer Order.

(A)    Committed Data Rate charges for (3)CrossRoads® Service consist of four (4) components: (a) a non-recurring installation charge per port; (b) a monthly recurring port charge (if applicable); (c) a monthly recurring charge based on the Committed Data Rate; and (d) monthly usage charges to the extent usage in a particular month exceeds the Committed Data Rate.

The Committed Data Rate shall apply to either a particular (3)CrossRoads® Service port or in the aggregate to all (3)CrossRoads® Service ports provided hereunder, as stated in the applicable Customer Order. The following shall apply (as applicable):

(1)    If the Committed Data Rate applies to a particular (3)CrossRoads® Service port, Customer's per port usage of (3)CrossRoads® Service (both Send Traffic and Receive Traffic) across such port will be sampled every five (5) minutes for the previous five (5) minute period. At the end of the month, the top five percent (5%) of Send Traffic and Receive Traffic samples for such port shall be discarded. The higher of the resulting ninety-fifth (95th) percentile value for Send Traffic or Receive Traffic for such port will be compared to the Committed Data Rate applicable to the port. If the ninety-fifth (95th) percentile of either Send Traffic or Receive Traffic is higher than the applicable Committed Data Rate, Customer will, in addition to being billed for the Committed Data Rate, be billed at this ninety-fifth (95th) percentile level for any usage in excess of such Committed Data Rate at the contracted-for price per Megabit.

If Customer's selected (3)CrossRoads® Service port is a dedicated DS-3 or E-3 port, Customer may elect, subject to additional charges as mutually agreed between the parties, a rate limiting option (a "CDR Cap") in the applicable Customer Order. Upon such election, Level 3 will configure the port such that the maximum bandwidth allowed to be sent to or received from the port is capped at the CDR Cap. Level 3 will not accept Customer traffic in excess of the CDR Cap if such option is elected. Any subsequent change to such CDR Cap will be subject to additional charges as mutually agreed between the parties.

(2)    If the Committed Data Rate applies in the aggregate to all (3)CrossRoads® Service ports (an "Aggregate CDR"), Customer's usage of (3)CrossRoads® Service (both Send Traffic and Receive Traffic) will be sampled every five (5) minutes for the previous five (5) minute period for each port. At the end of the month, the top five percent (5%) of Send Traffic and Receive Traffic samples shall be discarded for each port. The higher of the resulting 95th percentile value for Send Traffic or Receive Traffic for each port will be added together to determine Customer's aggregate usage and such aggregate usage will be compared to the Aggregate CDR. If such aggregate usage is higher than the Aggregate CDR, Customer will, in addition to being billed for the Aggregate CDR, be billed for any aggregate usage in excess of the Aggregate CDR at the contracted-for price per Megabit.

(B)    Destination Sensitive Billing charges for (3)CrossRoads® Service consist of three (3) components: (a) a non-recurring installation charge per port; (b) a monthly recurring port charge; and (c) monthly usage charges. Customer's usage of (3)CrossRoads® Service (both Send Traffic and Receive Traffic) will be measured and recorded by Level 3 every five minutes. At the end of the month, the top five percent (5%) of the Send Traffic and Receive Traffic samples will be discarded. If the ninety-fifth (95th) percentile Receive Traffic sample shows (3)CrossRoads® Service usage greater than the usage shown in the ninety-fifth (95th) percentile Send Traffic sample, then Customer will be billed for the amount of (3)CrossRoads® Service usage shown in the ninety-fifth (95th) percentile sample for the Receive Traffic. If the ninety-fifth (95th) percentile sample for the Send Traffic shows (3)CrossRoads® Service usage greater than the usage shown in the ninety-fifth (95th) percentile Receive Traffic sample, then the total Send Traffic will be categorized as Off-Net Send Traffic, On-Net Send Traffic and On-Net Intracity Send Traffic, and Customer will be billed for the usage shown in the ninety-fifth (95th) percentile sample for each category.

(C)    Fixed Rate charges for (3)CrossRoads® Service consist of two (2) components: (a) a non-recurring installation charge per port; and (b) a monthly recurring port charge.

5.    IP Addresses and Domain Names. In the event that Level 3 assigns to Customer an IP address as part of the provision of Service, such IP address shall (upon Level 3's request and to the extent permitted by law) revert to Level 3 after termination of the applicable Customer Order for any reason whatsoever, and Customer shall cease using such address. At any time after such termination, Level 3 may re-assign such address to another user. In the event that Level 3 obtains for Customer a domain name (which may be required in some European jurisdictions), Customer shall be the sole owner of such domain name. Customer shall be solely responsible for:

(A)    paying any fees (including renewal fees) relating thereto;

(B)    complying with any legal, technical, administrative, billing or other requirements imposed by the relevant domain name registration authority;

(C)    modifying such domain name in the event Customer changes service providers; and

(D)    all third party claims (including claims for intellectual property infringement) relating thereto, and Customer shall indemnify and hold Level 3 harmless from all such claims and expenses (including legal fees and court costs) related thereto.

6.    IP Fiber Extensions.

(A)    Pursuant to a Customer Order submitted by Customer and accepted by Level 3, the parties may agree that Level 3 will provide Customer with an IP Fiber Extension as part of the local access solution for any (3)CrossRoads® Service provided hereunder. Level 3 will invoice Customer, and Customer agrees to pay Level 3, the charges associated with any such IP Fiber Extension as set forth in the applicable Customer Order. Unavailability or degradation of (3)CrossRoads® Service caused by or attributable to IP Fiber Extensions shall be considered Excused Outages. The foregoing notwithstanding, Level 3 will use commercially reasonable efforts to respond to any such unavailability or degradation (on Level 3 Facilities) associated with any IP Fiber Extension within four (4) hours after becoming aware of the same and shall use commercially reasonable efforts to repair traffic-affecting discontinuity within twelve (12) hours after Level 3's representatives arrive at the problem site and have the ability to begin uninterrupted repair activities.

(B)    Level 3 shall have the right to supervise and control in a reasonable manner all activities concerning any IP Fiber Extension provided hereunder, including, without limitation, all Level 3 manholes/handholes. Any work required by Customer respecting any IP Fiber Extension provided hereunder, including without limitation, (i) splicing the Customer fibers, and (ii) interconnection between the Customer network and the Level 3 network, shall be undertaken only by or (with Level 3's consent) under the supervision of Level 3.

(C)    Prior to delivery of any IP Fiber Extension, Level 3 shall test the dark fiber contained in such IP Fiber Extension in accordance with the then-current version of Level 3's interconnection policies and guidelines.

7.    Service Levels.

(A)    Installation Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)CrossRoads® Service on or before the Customer Commit Date specified for the particular (3)CrossRoads® Service. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer's request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)CrossRoads® Service for reasons other than an Excused Outage, Customer will be entitled to a service credit for each day of delay equal to either (i) for (3)CrossRoads® Service billed on an Aggregate CDR basis, the charges for one (1) day of the pro rata share of the monthly recurring charges ("MRC") associated with the Aggregate CDR for the affected (3)CrossRoads® Service port(s) (pro-rated based on the number of total ports that contribute to such Aggregate CDR) or (ii) for (3)CrossRoads® Service with any other manner of billing, the charges for one (1) day of the allocated port MRC for the affected (3)CrossRoads® Service port(s), in each case up to a monthly maximum credit of ten (10) days.

(B)    Availability Service Level. The Availability Service Level for (3)CrossRoads® Service is 99.98% for Standard (3)CrossRoads® Service and 99.99% for Protected (3)CrossRoads® Service. Standard (3)CrossRoads® Service is considered unavailable if the Primary Port is unable to send or receive traffic; Protected (3)CrossRoads® Service is considered unavailable if both the Primary Port and the Backup Port are unable to send or receive traffic.

In the event that (3)CrossRoads® Service becomes unavailable for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the greater of (i) the port MRC (except for any (3)CrossRoads® Service billed on an Aggregate CDR basis) for the affected (3)CrossRoads® Service port (if applicable), and (ii) the actual usage charges, if any, (calculated on a Megabit basis at the contracted-for price per Megabit) associated with the affected (3)CrossRoads® Service port for the particular month. Service credits, in each case, are based on the cumulative unavailability of the affected (3)CrossRoads® Service port in a given calendar month as set forth in the following table:

For Standard (3)CrossRoads® Service:
Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
00:00:01 - 00:10:00	No Credit
00:10:01- 00:45:00	10%
00:45:01- 04:00:00	20%
04:00:01 - 08:00:00	30%
08:00:01 -12:00:00	40%
12:00:01 -16:00:00	50%
16:00:01 - 24:00:00	80%
24:00:01 or greater	100%

For Protected (3)CrossRoads® Service:
Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
00:00:01 - 00:05:00	No Credit
00:05:01- 00:45:00	15%
00:45:01- 04:00:00	35%
04:00:01 - 08:00:00	50%
08:00:01 -12:00:00	75%
12:00:01 or greater	100%

(C)    Delay Service Level. The Delay Service Level for (3)CrossRoads® Service is as set forth in the following table:
Route	Delay Service Level
Intra- U.S.	25 ms
Intra-Europe	15 ms
London to New York, NY	40 ms

The Delay Service Level is measured as an average one-way delay over a calendar month for traffic on the Level 3 network between Gateways. Delay measurements may be obtained from the Level 3 website at www.level3.com. In the event of a delay in excess of the Service Levels set forth above for reasons other than an Excused Outage, Customer will be entitled to receive a service credit off of the greater of (i) the port MRC (except for any (3)CrossRoads® Service billed on an Aggregate CDR basis) for the affected (3)CrossRoads® Service port (if applicable), and (ii) the actual usage charges, if any, (calculated on a Megabit basis at the contracted-for price per Megabit) associated with the affected (3)CrossRoads® Service port for the particular month. Service credits, in each case, are as set forth in the following table:
Amount of Delay in Excess of Service Level	Service Level Credit
0.1 - 5 ms	10%
5.1 - 10 ms	20%
10.1 - 15 ms	30%
15.1 - 20 ms	40%
20.1 - 25 ms	50%
25.1 ms or greater	100%

(D)    Packet Delivery Service Level. The Packet Delivery Service Level for (3)CrossRoads® Service is 99.95% for On-Net traffic between Gateways. Packet Delivery is the average number of Internet Protocol ("IP") packets of information that transit the Level 3 network and are delivered by Level 3 to the intended On-Net destination in a calendar month. Packet Delivery measurements may be obtained from the Level 3 web site at www.level3.com. In the event Level 3 does not meet the Packet Delivery Service Level for reasons other than an Excused Outage or as a result of any Off-Net Local Loop (whether provisioned by Customer or Level 3), Customer will be entitled to receive a service credit off of the greater of (i) the port MRC (except for any (3)CrossRoads® Service billed on an Aggregate CDR basis) for the affected (3)CrossRoads® Service port (if applicable), and (ii) the actual usage charges, if any, (calculated on a Megabit basis at the contracted-for price per Megabit) associated with the affected (3)CrossRoads® Service port (if applicable) for the particular month. Service credits, in each case, are as set forth in the following table:

Packet Delivery	Service Level Credit
99.5 - 99.949%	10%
99 - 99.49%	20%
98 - 98.99%	30%
97 - 97.99%	40%
96 - 96.99%	50%
95.99% or less	100%

(E)    General. Each of Level 3 and Customer acknowledges and agrees that many of the Service Levels contained in this Section 7 are inter-related and, as such, a failure to satisfy one Service Level may result in a failure to satisfy other Service Levels. If Level 3's failure to satisfy one Service Level in a particular month results in Level 3 failing to satisfy any other Service Level, Customer shall only have the right to receive a credit for failure to satisfy one (whichever results in a higher credit) of the inter-related Service Levels.

8.    Chronic Outage. Customer may elect to terminate an affected (3)CrossRoads® Service prior to the end of the Service Term without termination liability if, for reasons other than an Excused Outage,

    such (3)CrossRoads® Service is unavailable (as defined in Section 7(B) above) for three (3) or more separate occasions of more than two (2) hours each in any four (4) calendar month period. Customer may only terminate such (3)CrossRoads® Service that is unavailable as described above, and must exercise its right to terminate the affected (3)CrossRoads® Service under this Section, in writing, within thirty (30) days after the event giving rise to a right of termination hereunder, which termination will be effective as set forth by Customer in such notice of termination. Except for any credits that have accrued pursuant to Section 7, this Section 8 sets forth the sole remedy of Customer for chronic outages or interruptions of any (3)CrossRoads® Service.

SERVICE SCHEDULE

(3)FLEXSM SERVICE

1.    Applicability. This Service Schedule is applicable only where Customer orders (3)FlexSM Service. (3)FlexSM Service is sometimes referred to as (3)PacketSM Service, including in Customer Orders and invoices.

2.    Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

(A)    "Committed Data Rate" shall mean the minimum data rate committed by Customer for usage charges associated with (3)FlexSM Service across Level 3's inter-city network (billed in accordance with Section 5(A) below), as set forth in the Customer Order (and expressed in Mbps).

(B)    "Dual Connected" shall mean a Customer interconnection to (3)FlexSM Service via two (2) access ports, each provisioning the same, single virtual circuit. Customer is responsible for fail-over transition from the primary port to the secondary port for the Dual Connected ports.

(C)    "Single Connected" shall mean a Customer interconnection to (3)FlexSM Service via a single access port.

(D)    "Virtual Circuit Committed Rate" shall mean the minimum data rate committed to by Customer for usage charges associated with (3)FlexSM Service - Premium or (3)FlexSM Service - Optimized on a particular virtual circuit across Level 3's inter-city network (billed in accordance with Section 5(A) below). The Virtual Circuit Committed Rate shall be as set forth in the Customer Order, and expressed in Mbps. Virtual Circuit Committed Rates do not apply to (3)FlexSM Service - Enhanced.

3.    Service Description. (3)FlexSM Service is a Multi-Protocol Label Switching (MPLS) based data transport service comprised of two (2) or more physical access ports with one (1) or more virtual circuits interconnecting the ports, configured as requested by Customer. The (3)FlexSM Service is available with either an ATM, Frame Relay or Ethernet interface. Each virtual circuit comprising the (3)FlexSM Service is available in the following classes of service: (3)FlexSM Service - Premium (for ATM interface only), (3)FlexSM Service - Optimized and (3)FlexSM Service - Enhanced. The class of service applicable to the particular virtual circuit will be set forth in the Customer Order.

4.    Burstability. (3)FlexSM Service - Premium and (3)FlexSM Service - Optimized each have limitations on the amount of usage allowed in excess of the applicable Virtual Circuit Committed Rate. Customer's usage of the (3)FlexSM Service for each class of service is limited as follows: (i) for (3)FlexSM Service - Premium, Customer's usage cannot burst above the Virtual Circuit Committed Rate; (ii) for (3)FlexSM Service - Optimized, Customer's usage cannot burst above two (2) times the Virtual Circuit Committed Rate, subject to the overall capacity available on the Level 3 network and the physical limitations of the Customer's port capacity; and (iii) for (3)FlexSM Service - Enhanced, there are no restrictions on Customer's usage bursting, subject to the overall capacity available on the Level 3 network and the physical limitations of the Customer's port capacity.

5.    Charges. Charges for (3)FlexSM Service are invoiced separately for (3)FlexSM Service provided on the Level 3 inter-city network and for (3)FlexSM Service provided on a Level 3 intra-city network.

(A)    Inter-City Network Charges.

(1)    For (3)FlexSM Service on the Level 3 inter-city network, Level 3 will invoice Customer, and Customer agrees to pay Level 3, the following charges for all inter-city (3)FlexSM Service provided by Level 3 to Customer: (a) a non-recurring installation charge per port; (b) a monthly recurring port charge; (c) a non-recurring virtual circuit activation charge per virtual circuit; (d) usage charges (billed as described below) on each virtual circuit; (e) monthly recurring charges applicable to Customer's Virtual Circuit Committed Rate(s) and Committed Data Rate (if any); and (f) monthly usage charges for excess usage (if any) above the Virtual Circuit Committed Rate(s) and the Committed Data Rate (if any) billed as described below.

(2)    Customer's Send and Receive traffic attributable to usage of the inter-city (3)FlexSM Service will be sampled every five (5) minutes on each virtual circuit. At the end of the month, all usage measurements will be ranked highest to lowest and the top five percent (5%) of Send Traffic and Receive Traffic samples shall be discarded.

(i)    For each virtual circuit involving a Virtual Circuit Committed Rate (if any), the higher of the resulting ninety-fifth (95th) percentile for Send Traffic and Receive Traffic for such (3)FlexSM virtual circuit (determined in accordance with Sub-Section 5(A)(2) above) will be compared to the applicable Virtual Circuit Committed Rate. Customer will be billed by Level 3 for Customer's Virtual Circuit Committed Rate at the applicable price per megabit for the virtual circuit, and if Customer's usage of (3)FlexSM Service is higher than the Virtual Circuit Committed Rate (possible only for (3)FlexSM Service - Optimized) across the particular virtual circuit, such usage in excess of the Virtual Circuit Committed Rate will be billed in accordance with Section (ii) or (iii) below, as applicable.

(ii)    Where Customer has not made a Committed Data Rate to Level 3, for each virtual circuit which is not subject to a Virtual Circuit Committed Rate (if any), the higher of the resulting ninety-fifth (95th) percentile for Send Traffic and Receive Traffic (determined in accordance with Sub-Section 5(A)(2) above) for each such (3)FlexSM virtual circuit will be added together, and combined with any bursting usage of (3)FlexSM Service - Optimized (collectively referred to as the Aggregate Inter-City (3)FlexSM Usage). Such Aggregate Inter-City (3)FlexSM Usage will be billed at the applicable (3)FlexSM Service usage rate as set forth in the Customer Order (in addition to the charges stated in Section 5(A)(2)(i)(if any)).

(iii)    Where Customer has made a Committed Data Rate to Level 3, Level 3 will determine the Aggregate Inter-City (3)FlexSM Usage and add to it the total Virtual Circuit Committed Rates (expressed in Mbps) billed to Customer in accordance with Section 5(A)(2)(i) (collectively the Aggregate CDR Usage) for comparison to the Committed Data Rate. If such Aggregate CDR Usage is less than the Committed Data Rate, then Customer will be billed by Level 3, in addition to all applicable charges under Section 5(A)(2)(i) above (if any), for the difference between the Committed Data Rate and Customer's combined Virtual Circuit Committed Rates, such difference being billed at the applicable (3)FlexSM Service short fall usage rate as set forth in the Customer Order. If such Aggregate CDR Usage is equal to or greater than the Committed Data Rate, then Customer will be billed by Level 3, in addition to all applicable charges under Section 5(A)(2)(i) above (if any), for the difference between the Aggregate CRD Usage and Customer's combined Virtual Circuit Committed Rates, such difference being billed at the applicable (3)FlexSM Service usage rate as set forth in the Customer Order.

(B)    Intra-City Network Charges. (1) For (3)FlexSM Service on a Level 3 intra-city network, Level 3 will invoice Customer, and Customer agrees to pay Level 3, the following charges for all intra-city (3)FlexSM Service provided by Level 3 to Customer: (a) a non-recurring installation charge per port; (b) a monthly recurring port charge; (c) a non-recurring virtual circuit activation charge per virtual circuit; and (d) monthly usage charges for intra-city (3)Flex service (billed as described below).

(2)    Customer's Send traffic attributable to megabit usage of the inter-city (3)FlexSM Service will be sampled every five (5) minutes on each virtual circuit. At the end of the month, all usage measurements will be ranked highest to lowest and the top five percent (5%) of Send Traffic and Receive Traffic samples shall be discarded. The resulting ninety-fifth (95th) percentile for Send Traffic for each (3)FlexSM virtual circuit will be billed independently at the contracted rate.

6.    Service Levels.

(A)   Installation Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)FlexSM Service on or before the Customer Commit Date specified for the particular Service. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer's request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)FlexSM Service for reasons other than an Excused Outage, Customer will be entitled to a service credit equal to the charges for one (1) day of the monthly recurring port charges for the affected port and/or virtual circuit for each day of delay, up to a monthly maximum credit of ten (10) days.

(B)    Availability Service Level. The Availability Service Level for (3)FlexSM Service is 99.99% for Single Connected (3)FlexSM Service and 99.999% for Dual Connected (3)FlexSM Service. The (3)FlexSM Service is considered unavailable if port(s) and/or virtual circuit(s) are unable to send or receive traffic. In the event that any component of the (3)FlexSM Service becomes unavailable for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the monthly recurring port charge for the affected port and any monthly usage charges solely attributable to the affected virtual circuit based on the cumulative unavailability of the affected component of the (3)FlexSM Service in a given calendar month as set forth in the following tables (but Customer will not be entitled to a service credit associated with the Delay Service Level, Packet Delivery Service Level or Jitter Service Level for the affected port and virtual circuit to the extent any such failure arises out of or is related to the unavailability event):

For Single Connected (3)FlexSM Service:
Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
0:05:01- 00:45:00	5%
00:45:01- 04:00:00	10%
04:00:01 - 08:00:00	20%
08:00:01 - 12:00:00	30%
12:00:01 - 16:00:00	40%
16:00:01 - 24:00:00	50%
24:00:01 or greater	100%

For Dual Connected (3)FlexSM Service*:
Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
00:00:01 - 00:45:00	5%
00:45:01- 04:00:00	10%
04:00:01 - 08:00:00	20%
08:00:01 - 12:00:00	30%
12:00:01 - 16:00:00	40%
16:00:01 - 24:00:00	50%
24:00:01 or greater	100%

* For Dual Connected (3)FlexSM Service, if only one (1) of the two (2) Dual Connected ports becomes unavailable and the associated virtual circuit remains available, Customer will only be entitled to receive a service credit under this Availability Service Level off of the monthly recurring port charge if both ports become unavailable. .

(C)    Delay Service Level. The following Delay Service Level is measured as an average one-way delay over a calendar month for traffic on the Level 3 network between Gateways based on actual fiber route miles between such Gateways as set forth in the following table:

Route Fiber Miles	Delay Service Level
0-500	5 ms
500.1-1500	15 ms
1500.1-2500	20 ms
2500.1-3500	25 ms
3500.1-4500	30 ms
4500.1-5500	35 ms
5500.1-6500	40 ms
6500.1-7500	45 ms
7500.1-8500	50 ms
8500.1-9500	55 ms
9500.1-15000	95 ms
>15000	100 ms

Delay is calculated by independently measuring and reporting for each virtual circuit between two (2) Level 3 Gateways. Delay measurements may be obtained from the Level 3 web site at www.Level3.com. Samples are taken every 500 milliseconds and summed every 5 minutes. In the event of a delay in excess of the Service Levels set forth above for reasons other than an Excused Outage, Customer will be entitled to receive a service credit off any monthly usage charges solely attributable to the affected virtual circuit as set forth in the following table:

Amount of Delay in Excess of Service Level	Service Level Credit
0.1 - 5 ms	10%
5.1 - 10 ms	20%
10.1 - 15 ms	30%
15.1 - 20 ms	40%
20.1 - 25 ms	50%
25.1 ms or greater	100%

(D)    Packet Delivery Service Level. The Packet Delivery Service Level for (3)FlexSM Service is 100% for (3)FlexSM Service - Premium, 100% for (3)FlexSM Service - Optimized for usage up to the applicable Virtual Circuit Committed Rate and 99.95% for all usage in excess of the applicable Virtual Circuit Committed Rate, and 99.95% for (3)FlexSM Service - Enhanced. Packet Delivery is the percentage of a Customer's data packets that transit the Level 3 network and are delivered by Level 3 to the intended destination in a calendar month. The Packet Delivery Service Level is measured independently between two (2) Level 3 Gateways and reported separately for each virtual circuit.

Packet Delivery measurements may be obtained from the Level 3 web site at www.Level3.com. In the event Level 3 does not meet the Packet Delivery Service Level for reasons other than an Excused Outage or as a result of any third party local access circuit (whether provisioned by Customer or Level 3), Customer will be entitled to receive a service credit off of any monthly usage charges solely attributable to the affected virtual circuit as set forth in the following tables:

For (3)FlexSM Service - Premium and (3)FlexSM Service - Optimized (up to the Virtual Circuit Committed Rate):
Packet Delivery	Service Level Credit
99.95 - 99.99%	10%
99.5 - 99.94%	20%
99 - 99.49%	30%
98 - 98.99%	40%
97 - 97.99%	50%
96.99% or less	100%

For (3)FlexSM Service - Optimized (for usage in excess of the Virtual Circuit Committed Rate) and (3)FlexSM Service - Enhanced:
Packet Delivery	Service Level Credit
99.5 - 99.94%	10%
99 - 99.49%	20%
98 - 98.99%	30%
97 - 97.99%	40%
96 - 96.99%	50%
95.99% or less	100%

(E)    Jitter Service Level. The Jitter Service Level for (3)FlexSM Service is 2 milliseconds (ms) for (3)FlexSM Service - Premium and 10 milliseconds (ms) for (3)FlexSM Service - Optimized. The Jitter Service Level does not apply to (3)FlexSM Service - Enhanced. The Jitter Service Level is measured independently between two (2) Level 3 Gateways and reported separately for each virtual circuit. Jitter measurements may be obtained from the Level 3 web site at www.Level3.com. Jitter is defined as the relative variation in delay between consecutive packets. Samples are taken every 500 milliseconds, and consecutive samples are compared for variation in delay. Each variation value is compared with this Service Level. In the event of Jitter in excess of the this Service Level for reasons other than an Excused Outage, Customer will be entitled to receive a service credit off of the monthly usage charges solely attributable to the affected virtual circuit as set forth in the following table:

Percentage of Measurements within SLA	Service Level Credit
99.9951% - 99.999%	5%
99.991% - 99.995%	10%
99.951% - 99.99%	20%
99.91% - 99.95%	30%
99.1% - 99.9%	50%
99% or less	100%